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                                                                      EXHIBIT 21

                           WRIGHT MEDICAL GROUP, INC.
                              LIST OF SUBSIDIARIES

1.       Wright Medical Technology, Inc. (USA)

2.       Wright Medical Technology Canada Ltd. (Canada)

3.       Wright Medical Japan, K.K. (Japan)

4.       2Hip Holdings SAS (France)

5.       Wright Medical Europe SA (France)

6.       Wright Cremascoli Ortho Trading SNC (France)

7.       Wright Cremascoli Ortho SA (France)

8.       Wright Cremascoli Ortho SpA (Italy)

9.       Wright Cremascoli Orthotechnique SAS (France)

10.      Wright Cremascoli Ortho Limited (UK)

11.      Cremascoli Ortho GmbH (Germany)

12.      Wright Cremascoli Ortho SA (Belgium)

13.      Cremascoli Ortho SA (Spain)